Exhibit 99.1

AVEO Oncology Reports Third Quarter 2016 Financial Results

and Provides Business Update

CAMBRIDGE, Mass. – November 4, 2016 – AVEO Oncology (NASDAQ:AVEO) today reported financial results for the third quarter ended September 30, 2016.

“In the last 18 months, we have made important progress in moving forward both elements of our strategy, including our oncology pipeline, for which we have retained significant North American rights, and our non-oncology pipeline, which is being advanced through partnerships with disease-area experts,” said Michael Bailey, president and chief executive officer. “We anticipate a milestone rich calendar in the months ahead, spanning both our proprietary and partnered programs, that we expect will help define AVEO’s long-term potential in multiple areas of unmet medical need.”

Mr. Bailey added: “For our lead oncology asset, tivozanib, we are well underway in three simultaneous paths. We expect an approval decision in first-line renal cell cancer (RCC) in Europe and initial results from the Opdivo® combination TiNivo study in the first half of 2017, followed by, in the first quarter of 2018, pivotal top-line data from our U.S.-registration-directed Phase 3 TIVO-3 study in RCC. During 2017, we also expect to see progress in our partnered pipeline, serving to highlight the value-potential of these programs which are being developed at little or no cost to AVEO.”

Potential Corporate Milestones through the First Half of 2017

•	Regulatory decision for tivozanib in the European Union and associated milestone payment by EUSA Pharma;

•	IND and proof-of-concept milestone payments for tivozanib in acute macular degeneration by Ophthotech;

•	Partnership for AV-353, a first-in-class opportunity to address a major unmet need in pulmonary arterial hypertension;

•	Initial safety results from the Phase 1 portion of the Phase 1/2 AVEO-sponsored TiNivo study of tivozanib in combination with Bristol-Myers Squibb’s Opdivo® (nivolumab);

•	Development progress and milestone payments for AV-380 in Cachexia by Novartis;

•	Manufacturing tech transfer milestone payment for AV-203 by CANbridge.

Third Quarter and Recent Highlights

•

Initiation of Phase 1/2 TiNivo Trial Evaluating Tivozanib in Combination with Bristol-Myers Squibb’s Opdivo® (nivolumab) in Advanced RCC. In August 2016, AVEO announced the initiation of a Phase 1/2 clinical trial of AVEO’s oral, once-daily, vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor (TKI), tivozanib, in combination with Bristol-Myers Squibb’s anti-PD-1 therapy, Opdivo® (nivolumab), in advanced RCC, named the TiNivo Trial. The trial is being led by the Institut Gustave

Roussy in Paris under the direction of Professor Bernard Escudier, MD, Chairman of the Genitourinary Oncology Committee. The Phase 1 trial is designed to evaluate whether tivozanib’s unique specificity and associated safety profile can overcome the tolerability issues that have challenged TKI-PD1 combinations to date. Initial safety results from the Phase 1 portion of the Phase 1/2 are expected to be available to the companies in the first half of 2017.

•	Ongoing Review of the Marketing Authorization Application (MAA) in Europe for Approval of Tivozanib as a First-Line RCC Treatment Option. EUSA Pharma, to which the Company licensed European and additional rights outside North America, is working to submit responses to the European Medicines Agency (EMA) Day 120 List of Questions before year-end. The MAA, which is based on tivozanib’s existing dataset, including the Phase 3 TIVO-1 study of tivozanib in first-line RCC, seeks approval for tivozanib as a first-line treatment for advanced RCC under the EMA’s centralized review process. Following the response, EUSA Pharma expects to receive the EMA Day 180 List of Outstanding Issues, the last review stopping period prior to a recommendation from the Committee for Medicinal Products for Human Use (CHMP) and the final approval decision from EMA. If approved, tivozanib’s distinct safety profile has the potential to offer a new, well tolerated alternative to currently approved VEGF TKIs, which, in clinical studies, have been associated with challenging tolerability necessitating significant dose reductions and interruptions.

•	Continued Execution of the Pivotal Phase 3 TIVO-3 Study of Tivozanib in RCC. In May 2016, AVEO announced the commencement of enrollment and patient treatment for the Company’s pivotal TIVO-3 trial, a randomized, controlled, multi-center, open-label study to compare tivozanib to sorafenib in subjects with refractory advanced RCC. The study continues to be on track to reach a top line readout in the first quarter of 2018. The Phase 3 trial is expected to enroll approximately 322 patients with recurrent or metastatic RCC who have failed at least two prior regimens, including VEGF-TKI therapy (other than sorafenib). Eligible patients may also have received checkpoint inhibitor therapy in earlier lines of treatment. Patients will be randomized 1:1 to receive either tivozanib or sorafenib, with no crossover between arms.

The TIVO-3 trial, together with the TIVO-1 trial, is designed to support a first- and third-line indication for tivozanib in the U.S. TIVO-3 would also provide a unique data set, in that it is expected to include the first randomized Phase 3 results showing treatment with a VEGF TKI following prior PD1 therapy, and is designed to support approval of the first VEGF TKI specifically labeled for third-line treatment.

Third Quarter 2016 Financial Highlights

•	AVEO ended Q3 2016 with $30.8 million in cash, cash equivalents and marketable securities as compared with $34.1 million at December 31, 2015.

•	Total collaboration revenue in Q3 2016 was approximately $1.0 million compared with $15.2 million Q3 2015.

•	Research and development expense was $4.4 million in Q3 2016 compared with $4.5 million for Q3 2015.

•	General and administrative expense was $2.1 million in Q3 2016 compared with $2.2 million for Q3 2015.

•	Net loss for Q3 2016 was $5.0 million, or a loss of $0.07 per basic and diluted share, compared with net income of $7.9 million, or income of $0.14 per basic and diluted share for Q3 2015.

Financial Guidance

We believe that our $30.8 million in cash resources could allow us to fund our planned operations into the fourth quarter of 2017. Furthermore, we expect that these cash resources, together with certain anticipated operational milestone payments from our collaboration partners, could allow us to fund our U.S. tivozanib development strategy through at least pivotal Phase 3 TIVO-3 top-line data as well as our tivozanib-PD-1 inhibitor combination trial.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. The company is focused on developing and commercializing its lead candidate tivozanib, a potent, selective, long half-life inhibitor of vascular endothelial growth factor 1, 2 and 3 receptors, in North America as a treatment for Renal Cell Carcinoma and other cancers. AVEO is leveraging multiple partnerships to develop and commercialize tivozanib in non-oncologic indications worldwide and oncology indications outside of North America, as well as to progress its pipeline of novel therapeutic candidates in cancer and cachexia (wasting syndrome). For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential”, “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others: plans and strategies of AVEO and its partners and the potential achievement by AVEO and its partners of clinical, regulatory, manufacturing and other development goals and milestones; AVEO’s expectations regarding a registration decision in the EU for tivozanib; the timing of enrollment and data readouts from the TIVO-3 and TiNivo trials; the potential for the TIVO-3 trial to support third line and first line indications in the U.S.; the potential safety, efficacy, tolerability and other benefits of tivozanib in the treatment of renal cell carcinoma as a single agent or in combination with other therapies; the potential disease-modification capabilities and partnership expectations for AV-353; and AVEO’s cash and clinical trial cost forecasts. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to AVEO’s ability to enter into and maintain its third party collaboration agreements, and its ability, and the ability of its licensees, to achieve development and commercialization objectives under these arrangements; AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully enroll and complete clinical trials, including the TIVO-3 and TiNivo studies; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments, expenses and outcomes related to AVEO’s ongoing shareholder litigation; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

AVEO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Collaboration and licensing revenue	$992	$15,158	$2,388	$15,426
Operating expenses:
Research and development	4,444	4,466	16,020	9,002
General and administrative	2,141	2,225	6,344	8,367
Restructuring and lease exit	—	—	—	4,358

	6,585	6,691	22,364	21,727

(Loss) income from operations	(5,593)	8,467	(19,976)	(6,301)
Other income (expense), net:
Interest expense, net	(551)	(531)	(1,388)	(1,866)
Change in fair value of warrant liability	1,178	—	182	—
Other expense	—	(22)	—	(245)

Other income (expense), net	627	(553)	(1,206)	(2,111)

Loss before provision for income taxes	(4,966)	7,914	(21,182)	(8,412)
Provision for income taxes	—	—	(100)	—

Net (loss) income	$(4,966)	$7,914	$(21,282)	$(8,412)

Net (loss) income per share - basic	$(0.07)	$0.14	$(0.32)	$(0.15)
Weighted average number of common shares outstanding	75,861	56,794	67,046	54,880
Net (loss) income per share - dilutive	$(0.07)	$0.14	$(0.32)	$(0.15)
Weighted average number of common shares outstanding	75,861	57,016	67,046	54,880

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash, cash equivalents and marketable securities	$30,831	$34,135
Accounts receivable	990	4,641
Prepaid expenses and other current assets	2,203	1,600
Property and equipment, net	23	23
Other assets	1,071	143

Total assets	$35,118	$40,542

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$5,528	$5,531
Total loans payable, net of discount	13,869	9,471
Total deferred revenue	2,334	3,695
Warrant liability	9,162	—
Other liabilities	690	4,618
Stockholder’s equity	3,535	17,227

Total liabilities and stockholders’ equity	$35,118	$40,542